UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RESEARCH SOLUTIONS, INC.

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RESEARCH SOLUTIONS, INC.

(310) 477-0354

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 18, 2021

TO THE STOCKHOLDERS OF RESEARCH SOLUTIONS, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Research Solutions, Inc., a Nevada corporation (the “Company”), to be held on November 18, 2021, at 11:00 A.M. Pacific time, at 15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California 91403.

At the Annual Meeting, stockholders will be asked to consider and act upon the following matters:

1.	To elect five members of the Board of Directors;

2.	To ratify the appointment of Weinberg & Company, P.A. as the Company’s independent accountants for the fiscal year ending June 30, 2022;

3.	To approve an amendment to our 2017 Omnibus Incentive Plan, as amended, to increase the maximum number of shares of our common stock that may be issued pursuant to awards granted thereunder from 3,374,513 to 6,874,513;

4.	To hold an advisory vote on executive compensation; and

5.	To transact other business properly presented at the meeting or any postponement or adjournment thereof.

Our Board of Directors has fixed September 23, 2021 as the record date for the determination of stockholders entitled to notice and to vote at the Annual Meeting and any postponement or adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at the offices of the Company for 10 days prior to the Annual Meeting.

We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

September 30, 2021	By Order of the Board of Directors

Peter Derycz
Executive Chairman

RESEARCH SOLUTIONS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 18, 2021

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Research Solutions, Inc., a Nevada corporation (we, us or our), for use at the annual meeting of stockholders to be held on November 18, 2021, at 11:00 A.M. Pacific Time, or the Annual Meeting, at 15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California 91403. Accompanying this Proxy Statement is our Board of Directors’ Proxy for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement.

We will bear the expense of this solicitation of proxies. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and regular employees of our company may solicit proxies by telephone, electronic mail or personal calls. We may also engage a proxy solicitation firm on terms and at costs reasonably acceptable to our Board of Directors. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by those persons and we will reimburse them for their reasonable expenses incurred in this regard.

The purpose of the Annual Meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, our Board of Directors knows of no other business that may be presented for consideration at the Annual Meeting. All proxies which are properly completed, signed and returned to us prior to the Annual Meeting and which have not been revoked will be voted in favor of the proposals described in this Proxy Statement unless otherwise directed. A stockholder may revoke its proxy at any time before it is voted either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote its shares in person, provided that if a stockholder holds its shares in street name, such stockholder may vote its shares in person at the Annual Meeting only if it obtains a proxy, executed in its favor, from the record holder. If any other business properly comes before the Annual Meeting, votes will be cast pursuant to those proxies in respect of any other business in accordance with the judgment of the persons acting under those proxies.

In November 2019, we became a fully remote company. Accordingly, we do not currently have principal executive offices. Our mailing address is 10624 E. Eastern Ave., Ste. A-614, Henderson, NV 89052. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about October 6, 2021.

OUTSTANDING SECURITIES AND VOTING RIGHTS

The close of business on September 23, 2021, has been fixed as the record date for the determination of stockholders entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. As of the record date, we had outstanding 26,549,119 shares of common stock, par value $0.001 per share. Our common stock is our only outstanding voting security. As of the record date, we had 32 holders of record of our common stock.

A holder of common stock is entitled to cast one vote for each share held on the record date on all matters to be considered at the Annual Meeting. The nominees for director who receive a plurality of the votes cast by the holders of our common stock, in person or by proxy at the meeting, will be elected. Approval of the proposal to ratify the appointment of Weinberg & Company, P.A., as our independent accountants for the fiscal year ending June 30, 2022, approval of the proposal to amend our 2017 Omnibus Incentive Plan, as amended, to increase the maximum number of shares of our common stock that may be issued pursuant to awards granted thereunder from 3,374,513 to 6,874,513, and approval of the advisory vote on the resolution approving the compensation of our executives as disclosed in the compensation tables and related narrative disclosure herein, requires the favorable vote of a majority of shares voted at the Annual Meeting or by proxy.

A quorum, which is a majority of the outstanding shares as of September 23, 2021, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. Abstentions and broker non-votes will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against these matters or deemed present or represented for determining whether stockholders have approved a proposal. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain “non-routine” matters, such as director elections, and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Brokers may vote their clients’ shares on routine matters, such as the ratification of our independent registered public accounting firm.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. All stockholders can vote by written proxy card. Your submission of the enclosed proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person, provided that if your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by our Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Proposal No. 1 is the election of five directors to hold office for a period of one year or until their respective successors have been duly elected and qualified. Our Amended and Restated Bylaws provide that the number of the directors of our company shall be not less than one nor more than nine, as fixed from time-to-time by resolution of our Board of Directors. On September 18, 2015, our Board of Directors fixed the number of directors at five effective as of November 6, 2015.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

Our Board of Directors proposes the election of the following nominees as directors:

Peter Victor Derycz

John Regazzi

General Merrill McPeak

Roy W. Olivier

Eugene Robin

If elected, the foregoing five nominees are expected to serve until the 2022 annual meeting of stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

CURRENT DIRECTORS/DIRECTOR NOMINEES

The following table sets forth the name, age, position and date of appointment of each of our directors as of September 23, 2021.

Name	Age	Position	Date of Appointment
Peter Victor Derycz	59	Executive Chairman	January 6, 2006
John Regazzi(1) (2)	72	Lead Independent Director	June 22, 2015
Roy W. Olivier	63	Director, Interim Chief Executive Officer and President	January 9, 2018
Gen. Merrill McPeak (2) (3)	85	Director	November 5, 2010
Eugene Robin (2) (4)	38	Director	March 31, 2021

(1)	Chairman of the Audit Committee.
(2)	Member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.
(3)	Chairman of the Nominating and Governance Committee.
(4)	Chairman of the Compensation Committee.

Peter Victor Derycz – Executive Chairman

Mr. Derycz founded Reprints Desk and was named the Company’s Executive Chairman on March 29, 2021. Mr. Derycz served as Chief Executive Officer and President from January 6, 2006 through March 28, 2021, and as a member of the Company's Board of Directors since January 6, 2016, including Chairman of the Board from January 6, 2006 through August 19, 2015. Mr. Derycz was a founder of Infotrieve, Inc. in 1989 and served as its President from February 2003 until September 2003. He served as the Chief Executive Officer of Puerto Luperon, Ltd. (Bahamas), a real estate development company, from January 2004 until December 2005. He served on the International Advisory Board of the San Jose State University School of Information, and served as a member of the board of directors of Insignia Systems, Inc. (NASDAQ:ISIG), a consumer products advertising company from 2006 to 2014. Mr. Derycz received a B.A. in Psychology from the University of California at Los Angeles. Our board of directors believes that Mr. Derycz’ familiarity with our day-to-day operations, his strategic vision for our business and his past leadership and management experience make him uniquely qualified to serve as a director.

John Regazzi – Lead Independent Director

Mr. Regazzi was appointed to our board of directors on June 22, 2015, and served as Chairman of the Board from August 20, 2015 through March 29, 2021, when he was designated Lead Independent Director. Mr. Regazzi is an information services and IT industry innovator, with more than four decades of experience. He is currently managing director of Akoya Capital Partners, a sector-focused private investment firm, where for the last few years he has served as its professional information services sector leader. He has also been a professor at the Long Island University’s College of Education, Information and Technology since 2005, and has served as dean of LIU’s College of Information and Computer Science. Before joining Akoya Capital Partners, Mr. Regazzi served for several years as CEO of Elsevier Inc. and managing director of the NYSE-listed Reed Elsevier, the world’s largest publisher and information services company for journal and related scientific, technical and medical content. At Reed Elsevier, he oversaw its expansive electronic publishing portfolio, with a program staff of 3,000 and revenues exceeding $1 billion. He was previously CEO of Engineering Information, which he helped turn around before being acquired by Reed Elsevier. As a recognized industry thought leader, Mr. Regazzi has designed, launched, and managed some of the most innovative and well-known information services in the professional communities, including the Engineering Village, Science Direct, Scirus and Scopus, as well as numerous other electronic information services dating back to the early days of the online and CD-ROM industries. Mr. Regazzi has served on a variety of corporate and industry boards, including the British Standards Institute Group and the American Institute of Physics, and he recently was appointed and serves as chairman of the board of National Technical Information Service, a division of the U.S. Department of Commerce. He currently serves as chairman of DiSTI and Convergered Security Solutions (CSS), both Akoya portfolio companies. Mr. Regazzi earned his B.S. from St. Johns University, M.A. from University of Iowa, M.S. from Columbia University, and Ph.D. in Information Science from Rutgers University. Our board of directors concluded that Mr. Regazzi should serve as a director in light of his extensive experience in the information services industry.

Roy W. Olivier – Director, Interim Chief Executive Officer and President

Mr. Olivier was named Interim Chief Executive Officer and President on March 29, 2021. Mr. Olivier has been a member of our Board of Directors since January 2018. Before joining the Company, Mr. Olivier served as CEO of ARI Network Services, a leading provider of SaaS tools and marketing services, growing the business from less than 80 employees to over 1,200 and increasing revenues from under $15 million to over $100 million through accelerated organic growth and acquisitions. Earlier in his career, he served as VP of Sales and Marketing for ProQuest Media Solutions (now Snap-on Inc.) and held executive and senior management positions at multiple companies across the telecommunications and computer industries including Multicom Publishing, Tandy Corporation, BusinessLand and PacTel.

General Merrill McPeak – Director

Gen. McPeak was appointed to our Board of Directors on November 5, 2010. He is President of McPeak and Associates, a company he founded in 1995. From 1990 until his retirement from active military service in late-1994, he was chief of staff of the U.S. Air Force. During this period, he was the senior officer responsible for organization, training and equipage of a combined active duty, National Guard, Reserve and civilian work force of over 850,000 people serving at 1,300 locations in the United States and abroad. As a member of the Joint Chiefs of Staff, he and the other service chiefs were military advisors to the Secretary of Defense and the President. Gen. McPeak has served on the board of directors of several publicly traded companies, including long service with Trans World Airlines, Inc. and with the test and measurement company, Tektronix, Inc. He was for many years Chairman of the Board of ECC International Corp., until that company was acquired by Cubic Corporation. Currently, Gen. McPeak is a director of Iovance Biotherapeutics (IOVA, NASDAQ). General McPeak was a founding investor, director and chairman of Ethicspoint, Inc., a software-as-a-service provider of secure, confidential employee reporting systems, that was acquired by private equity at a return making it one of Oregon’s most successful business startups in decades. Our Board of Directors concluded that Gen. McPeak should serve as a director in light of his demonstrated leadership abilities and years of experience serving on the boards of directors of numerous publicly traded corporations.

Eugene Robin – Director

Mr. Robin was appointed to our Board of Directors on March 31, 2021. Mr. Robin is currently a principal of Cove Street Capital (“CSC”), a registered investment adviser. Mr. Robin has been employed at CSC since its founding in 2011, becoming a principal in 2014, and serves as the Senior Analyst on both the Small Cap Value and Micro Cap Value strategies of CSC. Our Board of Directors concluded that Mr. Robin’s investment analysis experience as well as his software and security background make him a valuable addition to the board.

OTHER EXECUTIVE OFFICERS

The following table sets forth the name, age, position and date of appointment of each of our other executive officers as of September 23, 2021.

Name	Age	Position	Date of Appointment
Alan Louis Urban	52	Chief Financial Officer and Secretary	November 3, 2011
Scott Ahlberg	58	Chief Operating Officer	July 1, 2007
Marc Nissan	45	Chief Technology Officer	July 1, 2007
Rogier van Erkel	46	Chief Revenue Officer	July 2, 2018
Michiel van der Heijden	50	Chief Product Officer	July 1, 2020
Shane Hunt	44	Chief Customer Success Officer	July 1, 2018

Alan Louis Urban – Chief Financial Officer and Secretary

Mr. Urban joined Research Solutions in 2011 and has over 25 years of experience in corporate finance and accounting. Mr. Urban has previously served in numerous senior management positions, including: Vice President of Finance and Treasurer for Infotrieve from 2000 to 2004; Chief Financial Officer of a leading online poker company from 2005 to 2006; and Chief Financial Officer of ReachLocal (NASDAQ:RLOC) from 2007 to 2009, an internet marketing company that ranked #1 on Deloitte’s Tech Fast 500 List. Mr. Urban has also held positions as an audit and tax manager in public accounting, and as an internal auditor. He holds a B.S. in Business, with a concentration in Accounting Theory and Practice, from California State University, Northridge and has been a Certified Public Accountant (currently inactive) since 1998.

Scott Ahlberg – Chief Operating Officer

Mr. Ahlberg has effectively served as the Chief Operating Officer since July 1, 2007, and has many years of experience in content and startup businesses. Mr. Ahlberg started with Dynamic Information (EbscoDoc) in the 1980s, then went on to lead Sales and Marketing at Infotrieve, Inc. After leaving Infotrieve in 2005 Mr. Ahlberg provided consulting services to ventures in professional networking and medical podcasting. He joined Reprints Desk in 2006. His areas of expertise include strategic planning, operational innovation, copyright and content licensing, and quality management. Mr. Ahlberg has degrees from Stanford University (B.A., 1984) and the University of London (M.A., 1990).

Marc Nissan –Chief Technology Officer

Mr. Nissan has 15 years of experience in systems architecture and technology build-out. Mr. Nissan is an experienced software developer with strong hands-on management and interpersonal skills. Mr. Nissan has performed full implementation and integration of custom software solutions for clients, including interviewing users, gathering requirements, analysis, design, and documentation.  During the past 15 years, Mr. Nissan has held various technology architecture positions at Infotrieve, Ultralink, and MPDN.

Rogier van Erkel – Chief Revenue Officer

Mr. van Erkel has 12 years of sales management experience at Elsevier, an information and analytics company, and one of the world's major providers of scientific, technical and medical information. In his most recent role, he served as sales director, leading a global team and agent network. He managed a diverse sales portfolio consisting of four product groups selling to businesses all over the world. In that role, he specialized in information products, input for discovery tools and solutions to optimize and maximize customer workflow. He also served in other senior sales roles in Elsevier and before that, managed sales and operations teams for five years at Renewi (formerly Van Gansewinkel), a leading waste management company operating across Europe. Mr. van Erkel earned his Master’s degree from the University of Amsterdam and his Bachelor of Arts in Business Economics from Hanze University of Applied Sciences Groningen. For charity, Mr. van Erkel coaches start-ups to improve their sales through his involvement in incubator firms Rockstart and ACE.

Michiel van der Heijden – Chief Product Officer

Mr. van der Heijden has over 15 years of experience in the STM publishing industry and has held various roles in product technology, product development and business development. His most recent role at industry-leading publisher Springer Nature was VP Business Development, managing a team of product owners, responsible for all institutional academic, government & corporate eBooks and journals business models, including one of the most prestigious scientific journals: Nature.  Prior, Mr. van der Heijden worked at another STM publishing giant, Elsevier in various product management roles. He served as the Interim Head of the Central Public Services Department at the University Utrecht Library for 2 years, where he was responsible for the development of the digital University Library. In his final year in University he was a founding partner of a Dutch web company focused on the design and implementation of internet applications for customers in the Education and Cultural field.  Mr. van der Heijden received his Masters in Industrial Design Engineering in 1996 from the Technical University of Delft, The Netherlands, specializing in Business & Product Development.

Shane Hunt – Chief Customer Success Officer

Mr. Hunt provides leadership resulting in the development of healthy long-term relationships with our cloud-based software customers, and ensures the daily satisfaction of users across R&D-driven organizations in life sciences, technology and academia worldwide. Mr. Hunt has nearly 20 years of industry experience and was co-founder of 4 Research Solutions Inc., a boutique information industry start-up that we acquired in 2012. Mr. Hunt attended California State University, Chico for his undergraduate and graduate studies in Psychology.

FURTHER INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Meetings. Our Board of Directors held four meetings during the fiscal year ended June 30, 2021. Each director then serving attended 75% or more of the aggregate of all of the meetings of our Board of Directors and all of the meetings held by all committees of our Board of Directors on which such director served in the fiscal year ended June 30, 2021. While directors periodically attend annual stockholder meetings, we have not established a specific policy with respect to members of our Board of Directors attending annual stockholder meetings.

Committees. Our Board of Directors currently has the following standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Audit Committee held four meetings, our Compensation Committee held four meetings and our Nominating and Governance Committee held two meetings during the fiscal year ended June 30, 2021.

Our Audit Committee currently consists of Messrs. Regazzi (Chairman), McPeak and Robin. Our Board of Directors has determined that Mr. Regazzi is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K, and that each member of our Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in such member’s financial sophistication. Accordingly, our Board of Directors believes that each member of our Audit Committee has sufficient knowledge and experience necessary to fulfill such member’s duties and obligations on our Audit Committee. The primary purposes of our Audit Committee are to assist our Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of our company and audits of our financial statements, including (i) reviewing the scope of the audit and all non-audit services to be performed by our independent accountant and the fees incurred by us in connection therewith, (ii) reviewing the results of such audit, including the independent accountant’s opinion and letter of comment to management and management’s response thereto, (iii) reviewing with our independent accountants our internal accounting principles, policies and practices and financial reporting, (iv) engaging our independent accountants and (v) reviewing our quarterly and annual financial statements prior to public issuance. The role and responsibilities of our Audit Committee are more fully set forth in a revised written Charter adopted by our Board of Directors on September 18, 2015, which is available on our website located at www.researchsolutions.com.

Our Compensation Committee currently consists of Messrs. Robin (Chairman), McPeak and Regazzi. The primary purposes of our Compensation Committee are to assist our Board of Directors in fulfilling its responsibility to determine the compensation of our executive officers and to approve and evaluate the compensation policies and programs of our company, including (i) reviewing the compensation packages of executive officers and making recommendations to our Board of Directors for said compensation packages, (ii) reviewing and approving proposed stock incentive grants and (iii) providing our Board of Directors with recommendations regarding bonus plans, if any. The role and responsibilities of our Compensation Committee are more fully set forth in a revised written Charter adopted by our Board of Directors on September 18, 2015, which is available on our website located at www.researchsolutions.com.

The policies underlying our Compensation Committee’s compensation decisions are designed to attract and retain the best-qualified management personnel available. We routinely compensate our executive officers through salaries. At our discretion, we may reward executive officers and employees through bonus programs based on profitability and other objectively measurable performance factors. Additionally, we use stock options, restricted stock awards and other incentive awards to compensate our executives and other key employees to align the interests of our executive officers with the interests of our stockholders. In establishing executive compensation, our Compensation Committee evaluates compensation paid to similar officers employed at other companies of similar size in the same industry and the individual performance of each officer as it impacts our overall performance with particular focus on an individual’s contribution to the realization of operating profits and the achievement of strategic business goals. Our Compensation Committee further attempts to rationalize a particular executive’s compensation with that of other executive officers of our company in an effort to distribute compensation fairly among the executive officers. Although the components of executive compensation (salary, bonus and incentive grants) are reviewed separately, compensation decisions are made based on a review of total compensation.

Our Nominating and Governance Committee currently consists of Messrs. McPeak (Chairman), Regazzi and Robin. The primary purposes of our Nominating and Governance Committee are to (i) identify individuals qualified to become members of our Board of Directors and recommend to our Board of Directors the nominees for the next annual meeting of our stockholders and candidates to fill vacancies on our Board of Directors, (ii) recommend to our Board of Directors the directors to be appointed to committees of our Board of Directors and (iii) oversee the effectiveness of our corporate governance in accordance with regulatory guidelines and any other guidelines we establish, including evaluations of members of executive management, our Board of Directors and its committees. The role and responsibilities of our Nominating and Governance Committee are more fully set forth in a revised written Charter adopted by our Board of Directors on October 15, 2012, which is available on our website located at www.researchsolutions.com.

Our Nominating and Governance Committee’s methods for identifying candidates for election to our Board of Directors (other than those proposed by our stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources - members of our Board of Directors; our executives; individuals personally known to the members of our Board of Directors; and other research. Our Nominating and Governance Committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

A stockholder of our company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent Director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the number of shares of stock of our company beneficially owned, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made and (v) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Rule 14(a) of the Exchange Act of 1934, as amended. The recommendation should be addressed to our Secretary.

Among other matters, our Nominating and Governance Committee:

1.	Reviews the desired experience, mix of skills and other qualities to assure appropriate Board of Directors composition, taking into account the current members of our Board of Directors and the specific needs of our company and our Board of Directors;

2.	Conducts candidate searches, interviews prospective candidates and conducts programs to introduce candidates to our management and operations, and confirms the appropriate level of interest of such candidates;

3.	Recommends qualified candidates who bring the background, knowledge, experience, independence, skill sets and expertise that would strengthen and increase the diversity of our Board of Directors; and

4.	Conducts appropriate inquiries into the background and qualifications of potential nominees.

Based on the foregoing, our Nominating and Governance Committee recommended for nomination and our Board of Directors nominated, Messrs. Derycz, Regazzi, Olivier, McPeak and Robin for re-election as directors on our Board of Directors, subject to stockholder approval, for a one-year term ending on or around the date of the 2022 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight. Mr. Derycz serves as our Executive Chairman, Mr. Regazzi serves as our Lead Independent Director, and Mr. Olivier serves as our Interim Chief Executive Officer and President. We believe that separating the role of Executive Chairman and Chief Executive Officer enhances our corporate governance practices and better enables management and our Board of Directors to focus on growth to maximize stockholder value. Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing management of our risks and strategic direction. Our Board of Directors regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and relevant employees assess and manage our exposure to, and management of, financial risks. Our Nominating and Governance Committee also manages risks associated with the independence of members of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

Stockholder Communications. Holders of our securities can send communications to our Board of Directors via email to auditcommittee@researchsolutions.com or by telephoning the Chief Financial Officer at our principal executive offices, who will then relay the communications to our Board of Directors.

DIRECTOR INDEPENDENCE

Our Board of Directors currently consists of five members: Messrs. Derycz (Executive Chairman), Regazzi, Olivier, McPeak and Robin. Each director serves until our next annual meeting or until his successor is duly elected and qualified. Our Board of Directors has determined that Messrs. Regazzi, McPeak and Robin are independent directors as that term is defined in the applicable rules for companies traded on The NASDAQ Stock Market. Messrs. Regazzi, McPeak and Robin are each members of the Audit Committee, Compensation Committee and Nominating and Governance Committee of our Board of Directors.

REPORT OF AUDIT COMMITTEE

The Audit Committee of our Board of Directors has furnished the following report:

Our Audit Committee currently operates under a revised written charter that was approved by our Board of Directors effective September 18, 2015. For the fiscal year ended June 30, 2021, our Audit Committee has performed, or has confirmed that our Board of Directors has performed, the duties of our Audit Committee, which is responsible for providing objective oversight of our internal controls and financial reporting process.

In fulfilling its responsibilities for the financial statements for the fiscal year ended June 30, 2021, our Audit Committee:

•	Reviewed and discussed the audited financial statements for the year ended June 30, 2021 with management and Weinberg & Company, P.A., or the Auditors, our independent auditors;

•	Discussed with the Auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•	Received written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors their independence.

Based on our Audit Committee’s review of our audited financial statements and discussions with management and the Auditors, our Audit Committee approved the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended June 30, 2021, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John Regazzi
General Merrill McPeak
Eugene Robin

The information in this Audit Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Exchange Act.

PROPOSAL NO. 2

INDEPENDENT ACCOUNTANTS

Proposal No. 2 is the ratification of the firm of Weinberg & Company, P.A., or Weinberg, as our independent accountants for the year ending June 30, 2022. Our Audit Committee recommended and our Board of Directors has selected, subject to ratification by a majority vote of the stockholders in person or by proxy at the Annual Meeting, Weinberg as our independent public accountant for the current fiscal year ending June 30, 2022. Representatives of Weinberg are expected to be present telephonically at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, at the Annual Meeting, representatives of Weinberg are expected to be available to respond to appropriate questions posed by our stockholders.

While there is no legal requirement that this proposal be submitted to stockholders, it will be submitted at the Annual Meeting nonetheless, as our Board of Directors believes that the selection of auditors to audit our consolidated financial statements is of sufficient importance to seek stockholder approval. If the majority of our stockholders present and entitled to vote at the Annual Meeting do not ratify the appointment of Weinberg as our auditors for the current fiscal year, Weinberg will continue to serve as our auditors for the current fiscal year, and our Audit Committee will engage in deliberations to determine whether it is in our best interest to continue Weinberg’s engagement as our auditors for the fiscal year ending June 30, 2023.

Weinberg is our principal independent public accounting firm. All audit work was performed by the full-time employees of Weinberg. Our Audit Committee approves in advance all services performed by Weinberg, has considered whether the provision of non-audit services is compatible with maintaining Weinberg’s independence, and has approved such services.

The following table presents the aggregate fees for professional audit services and other services rendered by Weinberg in the fiscal years ended June 30, 2021 and 2020.

	Year Ended June 30, 2021	Year Ended June 30, 2020
Audit Fees	$125,452	$118,524
Audit Related Fees	--	--
Tax Fees	32479	27,373
All Other Fees	--	--
Total	$157,931	$145,897

Audit Fees consist of amounts billed for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, including amendments thereto.

Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.”

Tax Fees consist of fees for professional services for tax compliance activities, including the preparation of federal and state tax returns and related compliance matters.

All Other Fees consists of amounts billed for services other than those noted above.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF WEINBERG & COMPANY, P.A. AS OUR INDEPENDENT ACCOUNTANTS.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

Proposal No. 3 is the approval of an amendment to the Research Solutions, Inc. 2017 Omnibus Incentive Plan (as previously amended, the “2017 Plan”), to increase from 3,374,513 to 6,874,513 the number of shares of our common stock available for issuance pursuant to equity awards granted thereunder, or the Plan Amendment. A copy of the text of the Plan Amendment is attached to this Proxy Statement as Appendix A. The Plan Amendment is being submitted to our stockholders for approval.

Our Board of Directors believes that the continued growth of our company depends upon its ability to retain and motivate key employees and directors, and that equity incentive awards are an important means of retaining and motivating talented employees and directors. Previously, the 2017 Plan authorized a total of 3,374,513 shares of our common stock for issuance to eligible participants. In order to ensure that we may continue to retain and motivate key employees and directors who are expected to contribute to our success, on September 23, 2021, our Board of Directors approved an amendment to the 2017 Plan to increase to 6,874,513 the number of shares of our common stock available for issuance pursuant to awards granted thereunder.

Our Compensation Committee, in consultation with our Interim Chief Executive Officer and President, intends to implement a long-term equity bonus program (the “LTEBP”) that is designed to better serve stockholder interests by aligning key executive compensation with stockholder value. Under the LTEBP, which is intended to support equity incentive grants to management through fiscal 2024, our Compensation Committee will grant under the 2017 Plan up to an aggregate of 2,600,000 restricted stock awards to designated key executives that will be subject to vesting based on the performance of our stock price. Awards under the LTEBP will vest as follows, upon the 30-day volume weighted average price (VWAP) of our common stock reaching the following targets:

•	15% at a 30-day VWAP of $3.50 per share;
•	15% at a 30-day VWAP of $5.00 per share;
•	15% at a 30-day VWAP of $6.50 per share;
•	25% at a 30-day VWAP of $8.00 per share; and
•	30% at a 30-day VWAP of $9.50 per share.

Upon a change of control vesting will accelerate with respect to that portion of the award that would vest if the target 30-day VWAP was achieved at the level above the per share price in such change of control transaction. For example, if we granted an award of 100,000 shares under the LTEBP, 15,000 shares would vest upon our stock price achieving a 30-day VWAP of $3.50 per share, and 15,000 shares would vest upon our stock price achieving a 30-day VWAP of $3.50 per share. If the per share price in a change of control transaction was $6.00 per share, vesting would accelerate for 15,000 shares under the same award (i.e. the number of shares that would vest for our stock price achieving a 30-day VWAP of $6.50 per share). As a condition to receiving awards under the LTEBP, recipients will be required to hold at least 50% of all vested shares during the term of their employment. Applicable target 30-day VWAPs must be achieved within 5 years following the grant of awards under the LTEBP, and all unvested awards under the LTEBP will be forfeited upon expiration of such 5-year period. Recipients will also forfeit unvested awards in the event their service with our company terminates for any reason.

Summary of the 2017 Omnibus Incentive Plan

The following summary briefly describes the principal features of the 2017 Plan and is qualified in its entirety by reference to the full text of the 2017 Plan.

Shares Available. A total of 3,374,513 shares of our common stock have been reserved for issuance pursuant to the 2017 Plan. Any shares of common stock that are subject to awards shall be counted against this limit on a one-for-one basis. If any shares of common stock subject to an award under the 2017 Plan are forfeited, expire or are settled for cash, the shares subject to the award may be used again for awards under the 2017 Plan to the extent of the forfeiture, expiration or cash settlement on a one-for-one basis. In the event that any option or other award granted under the 2017 Plan is exercised through the tendering of shares of common stock (either actually or by attestation) or by the withholding of shares of common stock by us, then in each such case the shares so tendered or withheld shall again be available for awards under the 2017 Plan on a one-for-one basis. In addition, in the event that withholding tax liabilities arising from any option or other award under the 2017 Plan are satisfied by the tendering of shares of common stock (either actually or by attestation) or by the withholding of shares of common stock by us, then in each such case the shares of common stock so tendered or withheld shall again be available for awards under the 2017 Plan on a one-for-one basis. On September 23, 2021, the last reported sale price of our common stock on The NASDAQ Stock Market’s Nasdaq Capital Market was $2.70.

Plan Administration. The 2017 Plan will be administered by our Compensation Committee which consists of three members of our Board of Directors, each of whom qualifies as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Rule 16b-3, an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and an “independent director” under the rules of The NASDAQ Stock Market. The Compensation Committee has the authority to determine the terms and conditions of awards, and to interpret and administer the 2017 Plan. The Compensation Committee may (i) delegate to a committee of one or more directors the right to make awards and to cancel or suspend awards and otherwise take action on its behalf under the 2017 Plan (to the extent not inconsistent with applicable law, including Section 162(m) of the Code, and the rules of the principal U.S. national securities exchange, if any, on which the common stock is traded), and (ii) to the extent permitted by law, delegate to an executive officer or a committee of executive officers the right to make awards to employees who are not directors or executive officers and the authority to take action on behalf of the Compensation Committee pursuant to the 2017 Plan to cancel or suspend awards under the 2017 Plan to key employees who are not directors or executive officers.

Stock Options. Stock options may be granted under our 2017 Plan. The exercise price of options granted under our 2017 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The Compensation Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Compensation Committee, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2017 Plan, the Compensation Committee determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights (or SARs) may be granted under our 2017 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation right agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2017 Plan, the Compensation Committee determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under our 2017 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2017 Plan, will determine the terms and conditions of such awards. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate (for example, the Compensation Committee may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the Compensation Committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Compensation Committee provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our 2017 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2017 Plan, the Compensation Committee will determine the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our 2017 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved or the awards otherwise vest. The Compensation Committee will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the Compensation Committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the Compensation Committee prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The Compensation Committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Outside Directors. Our 2017 Plan provides that all non-employee directors are eligible to receive all types of awards (except for incentive stock options) under the 2017 Plan.

No Repricing. Our 2017 Plan prohibits repricing of options and stock appreciation rights (other than to reflect stock splits, spin-offs or similar corporate events) unless stockholder approval is obtained. A “repricing” means a reduction in the exercise price of an option or the grant price of a stock appreciation right, the cancellation of an option or stock appreciation right in exchange for cash or another award under the 2017 Plan, or any other action with respect to an option or stock appreciation right that may be treated as a repricing under the rules of the principal U.S. national securities exchange on which the common stock is traded.

Non-transferability of Awards. Unless the Compensation Committee provides otherwise, our 2017 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2017 Plan, the Compensation Committee will adjust the number and class of shares that may be delivered under our 2017 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2017 Plan. In the event of our proposed liquidation or dissolution, the Compensation Committee will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2017 Plan provides that in the event of a merger or change in control, as defined under the 2017 Plan, each outstanding award will be treated as provided for in the individual award agreement, except that the Compensation Committee in its discretion, may determine that, upon the occurrence of a merger or change in control, each option and stock appreciation right shall terminate within a specified number of days after notice to the participant, or that the participant shall receive, with respect to each share of common stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of the merger or change in control over the exercise price per share of such option or stock appreciation right.

Unless otherwise provided in an individual award agreement, in the event of a merger or change in control in which the successor company assumes or substitutes for an award granted under the 2017 Plan, if a participant’s employment with the successor company or a subsidiary thereof terminates within 12 months following such merger or change in control, (i) the options and stock appreciation rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 12 months, and (ii) the restrictions, limitations and other conditions applicable to restricted stock and restricted stock units outstanding as of the date of such termination of employment shall lapse and the restricted stock and restricted stock units shall become free of all restrictions, limitations and conditions and become fully vested.

Unless otherwise provided in an individual award agreement, in the event of a merger or change in control in which the successor company does not assume or substitute for an award granted under the 2017 Plan, then immediately prior to the merger or change in control, (i) those options and stock appreciation rights outstanding as of the date of the merger or change in control that are not assumed or substituted for shall immediately vest and become fully exercisable, and (ii) restrictions, limitations and other conditions applicable to restricted stock and restricted stock units that are not assumed or substituted for shall lapse and the restricted stock and restricted stock units shall become free of all restrictions, limitations and conditions and become fully vested.

Amendment, Termination. Our Board of Directors will have the authority to amend, suspend or terminate the 2017 Plan provided such action does not require stockholder approval and will not impair the existing rights of any participant. Our 2017 Plan will automatically terminate in 2027, unless we terminate it sooner.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the 2017 Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of common stock over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of common stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; and any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of common stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a performance award if the shares of common stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.

The participant will not realize ordinary income on the grant of a restricted stock unit award (or a performance award under which shares of common stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.

Upon disposition of shares of common stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction. We generally will be entitled to a tax deduction in connection with an award under the 2017 Plan, subject to the provisions of Section 162(m) of the Code, in an amount equal to the ordinary income realized by a participant and at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option). While we remain a smaller reporting company, Section 162(m) of the Code may limit the deductibility of compensation paid to our chief executive officer and to each of the next two most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1,000,000 or if the compensation is treated as performance-based compensation under Section 162(m) of the Code. Compensation attributable to stock options and SARs under the 2017 Plan should qualify as performance-based compensation if the awards are made by the Compensation Committee and the exercise or grant price of the award is no less than the fair market value of the common stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards and performance awards should qualify as performance-based compensation if (i) the compensation is approved by the Compensation Committee, (ii) the compensation is paid only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, and (iii) the Compensation Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.

Effect of Section 16(b) of the Securities Exchange Act of 1934

The acquisition and disposition of our common stock by officers, directors and more than 10% stockholders (referred to as insiders) pursuant to awards granted to them under the 2017 Plan may be subject to Section 16(b) of the Securities Exchange Act of 1934, or Section 16(b). Pursuant to Section 16(b), a purchase of common stock by an insider within six months before or after a sale of common stock by the insider could result in recovery by us of all or a portion of any amount by which the sale proceeds exceed the purchase price. Insiders are required to file reports of changes in beneficial ownership under Section 16(a) of the Securities Exchange Act of 1934, as amended, upon acquisitions and dispositions of shares. Rule 16b-3 provides an exemption from Section 16(b) liability for certain transactions pursuant to certain employee benefit plans. The 2017 Plan is designed to comply with Rule 16b-3.

New Plan Benefits

Because awards under the 2017 Plan are discretionary, benefits or amounts that will hereinafter be received by or allocated to our chief executive officer, the named executive officers, all current executive officers as a group, the directors as a group, and all employees who are not executive officers, are not presently determinable. No awards that are contingent upon obtaining stockholder approval of the Plan Amendment have been made under the 2017 Plan.

Required Vote

The approval of the amendment to the 2017 Plan will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal. Our Board of Directors is of the opinion that the Plan Amendment is in the best interests of our company and its stockholders and recommends a vote for the approval of the Plan Amendment. All proxies will be voted to approve the Plan Amendment unless a contrary vote is indicated on the enclosed proxy card.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE PLAN AMENDMENT TO THE 2017 PLAN.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the Annual Meeting a non-binding stockholder vote to approve the compensation of our executives, as described in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC. Proposal No. 4, commonly known as a “say on pay” vote, gives stockholders the opportunity to endorse or not endorse the compensation of our executives as disclosed in this Proxy Statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the compensation tables and related narrative disclosure in the Company’s proxy statement for the Annual Meeting.

This vote will not be binding on our Board of Directors and may not be construed as overruling a decision by our Board of Directors or creating or implying any change to the fiduciary duties of our Board of Directors. The vote will not affect any compensation previously paid or awarded to any executive. Our Compensation Committee and our Board of Directors may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.

Required Vote

Endorsement of the compensation of our executive officers will require the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR EXECUTIVES.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation for the last two fiscal years awarded to, earned by, or paid to our Chief Executive Officer (principal executive officer) and our two most highly compensated executive officers other than our CEO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.

				Stock		All other
Name and principle	Fiscal	Salary	Bonus	awards		compensation		Total
Position	Year	($)	($)	($)		($)		($)
Peter Victor Derycz	2021	371,521	132,060	143,840	(1)	18,240		665,661
Executive Chairman	2020	360,700	131,557	100,090	(2)	17,066		609,413

Roy W. Olivier	2021	97,167	25,000	53,000	(3)	13,500	(4)	188,667
Interim Chief Executive Officer and President, and Director	2020	—	—	76,500	(5)	18,000	(4)	94,500

Alan Louis Urban	2021	273,180	97,980	106,718	(6)	18,964		496,842
Chief Financial Officer and Secretary	2020	265,225	97,607	74,261	(7)	17,724		454,817

Scott Ahlberg	2021	240,400	97,980	106,718	(6)	19,309		464,407
Chief Operating Officer	2020	233,400	97,607	74,261	(7)	17,889		423,157

(1)	Represents the grant date fair value of 37,200 shares of restricted stock granted on August 3, 2020, 7,277 shares of restricted stock granted on November 17, 2020, 6,225 shares of restricted stock granted on February 9, 2021, and 10,000 shares of restricted stock granted on May 11, 2021. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(2)	Represents the grant date fair value of 21,700 shares of restricted stock granted on August 1, 2019, 4,333 shares of restricted stock granted on November 12, 2019, 3,875 shares of restricted stock granted on February 11, 2020, and 4,445 shares of restricted stock granted on May 12, 2020. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(3)	Represents director stock compensation for the fair value of fully vested options granted on November 17, 2020, to purchase 50,000 shares of common stock at an exercise price of $3.13 per share.
(4)	Represents director cash compensation.
(5)	Represents director stock compensation for the fair value of fully vested options granted on November 12, 2019, to purchase 50,000 shares of common stock at an exercise price of $2.13 per share.
(6)	Represents the grant date fair value of 27,600 shares of restricted stock granted on August 3, 2020, 5,399 shares of restricted stock granted on November 17, 2020, 4,618 shares of restricted stock granted on February 9, 2021, and 7,419 shares of restricted stock granted on May 11, 2021. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(7)	Represents the grant date fair value of 16,100 shares of restricted stock granted on August 1, 2019, 3,215 shares of restricted stock granted on November 12, 2019, 2,875 shares of restricted stock granted on February 11, 2020, and 3,298 shares of restricted stock granted on May 12, 2020. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.

Employment Agreements

Peter Victor Derycz

On March 29, 2021, we entered into an amended and restated executive employment agreement with Mr. Derycz. Under the terms of the agreement, Mr. Derycz has agreed to serve as our Executive Chairman on an at-will basis. The term of the agreement ends on March 28, 2024. The agreement provides for a base salary of $371,520 per year and participation in an executive bonus plan as determined by our Board of Directors. No part of Mr. Derycz’s salary is allocated to his duties as a director of our company.

The agreement contains provisions that prohibit Mr. Derycz from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Derycz of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Derycz will be eligible to receive an amount equal to his then-current base salary and bonus payable through the end of the term in the form of salary continuation if he is terminated without cause or if he terminates his employment for good reason, as defined in the agreement. Mr. Derycz may terminate the agreement at any time, with or without reason, with a requested advance notice period of four weeks.

Roy W. Olivier

On March 29, 2021, we entered into an executive employment agreement with Mr. Olivier. Under the terms of the executive employment agreement, Mr. Olivier agreed to serve as our Interim Chief Executive Officer and President on an at-will basis. The agreement provided for a base salary of $371,520 per year and participation in an executive bonus plan as determined by the Board. No part of Mr. Olivier’s salary is allocated to his duties as a director of our company.

The agreement contains provisions that prohibit Mr. Olivier from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Olivier of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Olivier will be eligible to receive an amount equal to his then-current base salary payable through the end of the term in the form of salary continuation if he is terminated without cause. Mr. Olivier may terminate the agreement at any time, with or without reason, upon two week’ advance written notice.

The term of the agreement ended on September 21, 2021 and Mr. Olivier continues to serve as our Interim Chief Executive Officer and President on an at-will basis.

Alan Louis Urban

On November 3, 2011, we entered into an executive employment agreement with Mr. Urban which was subsequently amended on June 30, 2021. Under the terms of the executive employment agreement, Mr. Urban has agreed to serve as our Chief Financial Officer on an at-will basis. The term of the agreement ends on June 30, 2022. The agreement provides for a base salary of $273,180 per year and participation in an executive bonus plan as determined by our Board of Directors.

The agreement contains provisions that prohibit Mr. Urban from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Urban of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Urban will be eligible to receive an amount equal to six (6) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Urban may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Scott Ahlberg

On July 1, 2010, we entered into an executive employment agreement with Mr. Ahlberg which was subsequently amended on June 30, 2021. Under the terms of the executive employment agreement, Mr. Ahlberg has agreed to serve as Chief Operating Officer on an at-will basis. The term of the agreement ends on June 30, 2022. The agreement provides for a base salary of $240,400 per year and participation in an executive bonus plan as determined by our Board of Directors.

The agreement contains provisions that prohibit Mr. Ahlberg from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Ahlberg of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Ahlberg will be eligible to receive an amount equal to six (6) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Ahlberg may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock options, warrants and other stock awards (restricted stock) for each named executive officer as of June 30, 2021.

	Number of	Number of
	securities	securities			Stock Awards:		Stock Awards:
	underlying	underlying	Option/	Option/	Number of		Market value of
	unexercised	unexercised	Warrant	Warrant	shares of stock		shares of stock
	options/warrants	options/warrants	exercise	expiration	that have not		that have not
Name	exercisable (#)	unexercisable (#)	price ($)	date (1)	vested (#)		vested ($)
Peter Victor Derycz	32,000	—	$1.25	2/13/2023	—		—
	16,000	—	$1.85	5/20/2023	—		—
	—	—	—	—	390	(2)	$935	(3)
	—	—	—	—	628	(4)	$1,475	(5)
	—	—	—	—	611	(6)	$1,528	(7)
	—	—	—	—	7,233	(8)	$19,892	(9)
	—	—	—	—	1,805	(10)	$5,651	(11)
	—	—	—	—	1,938	(12)	$6,781	(13)
	—	—	—	—	2,593	(14)	$7,753	(15)
	—	—	—	—	37,200	(16)	$91,140	(17)
	—	—	—	—	7,277	(18)	$15,500	(19)
	—	—	—	—	6,225	(20)	$15,500	(21)
	—	—	—	—	10,000	(22)	$21,700	(23)

Roy W. Olivier	50,000	—	$2.40	11/13/2028	—		—
	50,000	—	$3.13	11/12/2029	—		—
	50,000	—	$2.13	11/17/2030	—		—

Alan Louis Urban	125,000	—	$1.30	3/5/2022	—		—
	24,000	—	$1.15	2/6/2023	—		—
	—	—	—	—	289	(2)	$694	(3)
	—	—	—	—	466	(4)	$1,094	(5)
	—	—	—	—	453	(6)	$1,133	(7)
	—	—	—	—	5,367	(8)	$14,758	(9)
	—	—	—	—	1,340	(10)	$4,193	(11)
	—	—	—	—	1,438	(12)	$5,031	(13)
	—	—	—	—	1,924	(14)	$5,752	(15)
	—	—	—	—	27,600	(16)	$67,620	(17)
	—	—	—	—	5,399	(18)	$11,500	(19)
	—	—	—	—	4,618	(20)	$11,499	(21)
	—	—	—	—	7,419	(22)	$16,099	(23)

Scott Ahlberg	25,600	—	$1.15	2/6/2023	—		—
	75,000	—	$1.50	12/21/2022	—		—
	—	—	—	—	289	(2)	$694	(3)
	—	—	—	—	466	(4)	$1,094	(5)
	—	—	—	—	453	(6)	$1,133	(7)
	—	—	—	—	5,367	(8)	$14,758	(9)
	—	—	—	—	1,340	(10)	$4,193	(11)
	—	—	—	—	1,438	(12)	$5,031	(13)
	—	—	—	—	1,924	(14)	$5,752	(15)
	—	—	—	—	27,600	(16)	$67,620	(17)
	—	—	—	—	5,399	(18)	$11,500	(19)
	—	—	—	—	4,618	(20)	$11,499	(21)
	—	—	—	—	7,419	(22)	$16,099	(23)

(1)	Stock options expire ten years from the grant date.
(2)	The restricted stock was granted on November 13, 2018 and vest over a three year period, with a one year cliff vesting period.
(3)	Based on a market closing price per share of common stock of $2.40 on November 13, 2018.
(4)	The restricted stock was granted on February 7, 2019 and vest over a three year period, with a one year cliff vesting period.
(5)	Based on a market closing price per share of common stock of $2.35 on February 7, 2019.
(6)	The restricted stock was granted on May 17, 2019 and vest over a three year period, with a one year cliff vesting period.
(7)	Based on a market closing price per share of common stock of $2.50 on May 17, 2019.
(8)	The restricted stock was granted on August 1, 2019 and vest over a three year period, with a one year cliff vesting period.
(9)	Based on a market closing price per share of common stock of $2.75 on August 1, 2019.
(10)	The restricted stock was granted on November 12, 2019 and vest over a three year period, with a one year cliff vesting period.
(11)	Based on a market closing price per share of common stock of $3.13 on November 12, 2019.
(12)	The restricted stock was granted on February 11, 2020 and vest over a three year period, with a one year cliff vesting period.
(13)	Based on a market closing price per share of common stock of $3.50 on February 11, 2020.
(14)	The restricted stock was granted on May 12, 2020 and vest over a three year period, with a one year cliff vesting period.
(15)	Based on a market closing price per share of common stock of $2.99 on May 12, 2020.
(16)	The restricted stock was granted on August 3, 2020 and vest over a three year period, with a one year cliff vesting period.
(17)	Based on a market closing price per share of common stock of $2.45 on August 3, 2020.
(18)	The restricted stock was granted on November 17, 2020 and vest over a three year period, with a one year cliff vesting period.
(19)	Based on a market closing price per share of common stock of $2.13 on November 17, 2020.
(20)	The restricted stock was granted on February 9, 2021 and vest over a three year period, with a one year cliff vesting period.
(21)	Based on a market closing price per share of common stock of $2.49 on February 9, 2021.
(22)	The restricted stock was granted on May 11, 2021 and vest over a three year period, with a one year cliff vesting period.
(23)	Based on a market closing price per share of common stock of $2.17 on May 11, 2021.

Director Compensation

The following table presents information regarding compensation awarded or paid to our directors for our fiscal years ended June 30, 2021 and 2020 for the services rendered by them to the Company in all capacities.

		Fees	Warrant	Warrant
		earned	and	and
		or paid	Option	Option
	Fiscal	in cash	Awards	Repurchases
Name	Year	($)	($)	($)	Total ($)
Roy W. Olivier (1)	2021	13,500	53,000	—	66,500
	2020	18,000	76,500	—	94,500
John Regazzi (2)	2021	31,500	106,000	—	137,500
	2020	36,000	153,000	—	189,000
Gen. Merrill McPeak (3)	2021	18,000	53,000	—	71,000
	2020	18,000	76,500	—	94,500
Eugene Robin (4)	2021	4,500	36,563	—	41,063
	2020	—	—	—	—
Chad J. Cooper	2021	22,500	53,000	308,313	383,813
	2020	18,000	76,500	—	94,500

(1)	Outstanding equity awards as of June 30, 2021 consists of options to purchase 50,000 shares of common stock at an exercise price of $2.13 per share, options to purchase 50,000 shares of common stock at an exercise price of $3.13 per share, and options to purchase 50,000 shares of common stock at $2.40 per share.

(2)	Outstanding equity awards as of June 30, 2021 consists of options to purchase 100,000 shares of common stock at $2.13 per share, options to purchase 100,000 shares of common stock at $3.13 per share, options to purchase 100,000 shares of common stock at $2.40 per share, options to purchase 30,000 shares of common stock at $1.10 per share, options to purchase 16,000 shares of common stock at $0.80 per share, options to purchase 150,000 shares of common stock at $0.70 per share, options to purchase 150,000 shares of common stock at an exercise price of $1.05 per share, and options to purchase 150,000 shares of common stock at an exercise price of $1.20 per share.

(3)	Outstanding equity awards as of June 30, 2021 consists of shares underlying warrants to purchase 50,000 shares of common stock at an exercise price of $1.19 per share, options to purchase 50,000 shares of common stock at an exercise price of $2.13 per share, options to purchase 50,000 shares of common stock at an exercise price of $3.13 per share, options to purchase 50,000 shares of common stock at $2.40 per share, options to purchase 50,000 shares of common stock at an exercise price of $1.15 per share, options to purchase 125,000 shares of common stock at an exercise price of $1.05 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.10 per share, options to purchase 75,000 shares of common stock at an exercise price of $0.70 per share, and options to purchase 75,000 shares of common stock at an exercise price of $1.20 per share.

(4)	Outstanding equity awards as of June 30, 2021 consists of options to purchase 31,250 shares of common stock at an exercise price of $2.43 per share.

In fiscal 2021 and 2020 our non-employee Chairman of our Board of Directors/Lead Independent Director received $36,000 and options to purchase 100,000 shares of our common stock for attending meetings and serving on our Board of Directors. In fiscal 2021 and 2020, other non-employee directors of our company received $18,000 and options to purchase 50,000 shares of our common stock, for attending meetings and serving on our Board of Directors. We expect to compensate our non-employee directors with a combination of cash and options to purchase our common stock going forward. Compensation payable to non-employee directors may be adjusted from time to time, as approved by our Board of Directors.

Indemnification of Directors and Executive Officers and Limitation of Liability

We are a Nevada Corporation. The Nevada Revised Statutes and certain provisions of our Amended and Restated Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Amended and Restated Bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our Board of Directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We have also entered into separate indemnification agreements with our directors and executive officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 23, 2021, with respect to the holdings of (1) each person who is the beneficial owner of more than five percent of our common stock, (2) each of our directors, (3) each named executive officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of our common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of September 23, 2021. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them. The address of each director and officer is c/o Research Solutions, Inc., 10624 S. Eastern Ave., Suite A-614, Henderson, NV 89052. Applicable percentage ownership in the following table is based on 26,549,119 shares of common stock outstanding as of September 23, 2021 plus, for each person, any securities that person has the right to acquire within 60 days of September 23, 2021.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner	Owned	of Shares
Greater than 5% Shareholder:
Richard H. Witmer, Jr. 16 Fort Hills Lane Greenwich, CT 06831	2,608,448	9.8%
Bristol Investment Fund, Ltd. (1) 662 N. Sepulveda Blvd., Suite 300 Los Angeles, CA 90049	2,582,108	9.7%
Cove Street Capital 2101 East El Segundo Blvd., Suite 203 El Segundo, CA 90245	2,095,614	7.9%
Cowan Prime Advisors, a division of Cowan Prime Services, LLC 599 Lexington Ave., Floor 21 New York, NY 10022	1,562,200	5.9%
Directors and Executive Officers:
Peter Victor Derycz (2)	3,416,362	12.8%
Roy W. Olivier (3)	233,939	*
Alan Louis Urban (4)	509,602	1.9%
Scott Ahlberg (5)	497,231	1.9%
Marc Nissan (6)	755,935	2.8%
Rogier van Erkel (7)	227,083	*
Michiel van der Heijden (8)	1,736	*
Shane Hunt (9)	163,289	*
John Regazzi (10)	1,045,500	3.8%
Gen. Merrill McPeak (11)	784,608	2.9%
Eugene Robin (12)	31,250	*
All Directors and Executive Officers as a group (11 persons) (13)	7,666,535	26.4%

*	Less than 1%.

(1)	Paul Kessler exercises voting and investment power over the shares held by Bristol Investment Fund, Ltd. and is the brother-in-law of Peter Victor Derycz. Mr. Kessler previously served as a member of our board of directors from August 18, 2014 through November 6, 2015.
(2)	Includes shares underlying options to purchase 32,000 shares of common stock at an exercise price of $1.25 per share, and options to purchase 16,000 shares of common stock at an exercise price of $1.85 per share, and 86,691 shares of unvested restricted stock. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(3)	Includes shares underlying options to purchase 50,000 shares of common stock at an exercise price of $3.13 per share, and options to purchase 50,000 shares of common stock at an exercise price of $2.13 per share, options to purchase 50,000 shares of common stock at an exercise price of $2.40 per share, and 18,939 shares of unvested restricted stock. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(4)	Includes 5,000 shares owned by the wife of Mr. Urban, 5,000 shares owned by each of the three children of Mr. Urban, shares underlying options to purchase 125,000 shares of common stock at an exercise price of $1.30 per share, options to purchase 24,000 shares of common stock at an exercise price of $1.15 per share, and 64,318 shares of unvested restricted stock. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(5)	Includes shares underlying options to purchase 75,000 shares of common stock at an exercise price of $1.50 per share, options to purchase 25,600 shares of common stock at an exercise price of $1.15 per share, and 64,318 shares of unvested restricted stock. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(6)	Includes shares underlying options to purchase 100,000 shares of common stock at an exercise price of $1.50 per share, options to purchase 100,000 shares of common stock at an exercise price of $1.30 per share, options to purchase 28,800 shares of common stock at an exercise price of $1.15 per share, and 64,318 shares of unvested restricted stock. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.

(7)	Includes shares underlying options to purchase 200,000 shares of common stock at an exercise price of $1.95 per share, and options to purchase 27,083 shares of common stock at an exercise price of $2.45 per share.
(8)	Includes shares underlying options to purchase 1,736 shares of common stock at an exercise price of $2.13 per share.
(9)	Includes shares underlying options to purchase 7,500 shares of common stock at an exercise price of $1.00 per share, options to purchase 12,000 shares of common stock at an exercise price of $1.20 per share, options to purchase 10,000 shares of common stock at an exercise price of $1.59 per share, options to purchase 16,667 shares of common stock at an exercise price of $2.50 per share, options to purchase 6,000 shares of common stock at an exercise price of $2.49 per share, options to purchase 5,333 shares of common stock at an exercise price of $3.13 per share, options to purchase 4,667 shares of common stock at an exercise price of $3.50 per share, options to purchase 4,000 shares of common stock at an exercise price of $2.99 per share, options to purchase 3,333 shares of common stock at an exercise price of $2.45 per share, and options to purchase 2,667 shares of common stock at an exercise price of $2.13 per share.
(10)	Includes shares underlying options to purchase 30,000 shares of common stock at $1.10 per share, options to purchase 16,000 shares of common stock at $0.80 per share, options to purchase 150,000 shares of common stock at $0.70 per share, options to purchase 150,000 shares of common stock at an exercise price of $1.05 per share, options to purchase 150,000 shares of common stock at an exercise price of $1.20 per share, options to purchase 100,000 shares of common stock at an exercise price of $2.40 per share, and options to purchase 100,000 shares of common stock at an exercise price of $3.13 per share, and options to purchase 100,000 shares of common stock at an exercise price of $2.13 per share.
(11)	Includes shares underlying warrants to purchase 50,000 shares of common stock at an exercise price $1.19 per share, options to purchase 50,000 shares of common stock at an exercise price of $1.15 per share, options to purchase 125,000 shares of common stock at an exercise price of $1.05 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.10 per share, options to purchase 75,000 shares of common stock at an exercise price of $0.70 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.20 per share, options to purchase 50,000 shares of common stock at an exercise price of $2.40 per share, options to purchase 50,000 shares of common stock at an exercise price of $3.13 per share, and options to purchase 50,000 shares of common stock at an exercise price of $2.13 per share.
(12)	Includes shares underlying options to purchase 31,250 shares of common stock at an exercise price of $2.43 per share.
(13)	Includes shares underlying warrants to purchase 50,000 shares of common stock, and shares underlying options to purchase 2,354,636 shares of common stock.

Equity Compensation Plan Information

In December 2007, we established the 2007 Equity Compensation Plan (the “2007 Plan”) and in November 2017 we established the 2017 Omnibus Incentive Plan, collectively (the “Plans”). The Plans were approved by our Board of Directors and stockholders. The purpose of the Plans is to grant stock and options to purchase our common stock, and other incentive awards, to our employees, directors and key consultants. On November 10, 2016, the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2007 Plan increased from 5,000,000 to 7,000,000. On November 21, 2017, the Company’s stockholders approved the adoption of the 2017 Plan (previously adopted by our Board of Directors on September 14, 2017), which authorized a maximum of 1,874,513 shares of common stock that may be issued pursuant to awards granted under the 2017 Plan. Upon adoption of the 2017 Plan we ceased granting incentive awards under the 2007 Plan and commenced granting incentive awards under the 2017 Plan. The shares of our common stock underlying cancelled and forfeited awards issued under the 2017 Plan may again become available for grant under the 2017 Plan. Cancelled and forfeited awards issued under the 2007 Plan that were cancelled or forfeited prior to November 21, 2017 became available for grant under the 2007 Plan. On November 12, 2019, the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2017 Plan increased from 1,874,513 to 2,374,513, and on November 17, 2020, the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2017 Plan increased from 2,374,513 to 3,374,513. As of June 30, 2021, there were 1,100,021 shares available for grant under the 2017 Plan, and no shares were available for grant under the 2007 Plan. All incentive stock award grants prior to the adoption of the 2017 Plan on November 21, 2017 were made under the 2007 Plan, and all incentive stock award grants after the adoption of the 2017 Plan on November 21, 2017 were made under the 2017 Plan. The following table provides information as of June 30, 2021 with respect to the Plans, which are the only compensation plans under which our equity securities are, or have been, authorized for issuance.

			Number of securities
			remaining available
			for future issuance
	Number of securities to be	Weighted average	under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (2007 Equity Compensation Plan, and 2017 Omnibus Incentive Plan)	3,258,408	$1.68	1,100,021
Equity compensation plans not approved by stockholders	50,000	1.19	—
Total	3,308,408		1,100,021

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described herein, since July 1, 2019, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•	in which any director, executive officer, stockholder who beneficially owns more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Our review of copies of the Section 16(a) reports filed to report transactions occurring during the fiscal year ended June 30, 2021 indicates that all filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with except as follows: Mr. Ahlberg failed to timely file a Form 4 reporting two transactions and a Form 4 reporting one transaction; Mr. van der Heijden failed to timely file a Form 3 and a Form 4 reporting one transaction; Mr. Nissan failed to timely file a Form 4 reporting three transactions and two Form 4s each reporting one transaction; Mr. Urban failed to timely file two Form 4s each reporting one transaction; and each of Messrs. Derycz, van Erkel, McPeak and Regazzi failed to timely file a Form 4 reporting one transaction.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2022 annual meeting of stockholders, the written proposal must be received by us no later than June 1, 2022, and should contain the information required by our Amended and Restated Bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after November 18, 2022, the first anniversary of this year’s Annual Meeting, the deadline for inclusion of proposals in our Proxy Statement is instead a reasonable time before we begin to print and mail our proxy materials for next year’s meeting. Any proposals will also need to comply with Rule 14a-8 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to our Secretary at our principal executive offices.

If you intend to present a proposal at our 2022 annual meeting of stockholders and the proposal is not intended to be included in our Proxy Statement relating to that meeting, you must give us advance notice of the proposal in accordance with our Amended and Restated Bylaws. Pursuant to our Amended and Restated Bylaws, in order for a stockholder proposal to be deemed properly presented in these circumstances, a stockholder must deliver notice of the proposal to our Secretary, at our principal executive offices, from and after July 21, 2022 through August 20, 2022. However, if the date of our 2022 annual meeting of stockholders is more than 30 days before or after November 18, 2022, the first anniversary of this year’s Annual Meeting, stockholders must give us notice of any stockholder proposals after the 120th day prior to next year’s annual meeting and before the 90th day prior to next year’s annual meeting, or, if later, the 10th day following the day on which we first make public announcement of the date of next year’s annual meeting. If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We are delivering this Proxy Statement and an annual report to all stockholders of record as of the record date. Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Proxy Statement and annual report if previously notified by their bank, broker or other holder. This process, by which only one proxy statement and annual report, as the case may be, is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called “householding.” Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.

Street name stockholders in a single household who received only one copy of the Proxy Statement or annual report may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Otherwise, street name stockholders should contact their bank, broker or other holder.

Copies of this Proxy Statement and our annual report are available promptly by calling (310) 477-0354, or by writing to Research Solutions, Inc., 10624 S. Eastern Ave., Suite A-614, Henderson, NV 89052. If you are receiving multiple copies of this Proxy Statement, you also may request orally or in writing to receive a single copy of this Proxy Statement by calling (310) 477-0354, or writing to Research Solutions, Inc., Attention: Investor Relations, 10624 S. Eastern Ave., Suite A-614, Henderson, NV 89052.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be acted upon at the Annual Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

Appendix A

Amendment No. 3 to

Research Solutions, Inc.

2017 Omnibus Incentive Plan

This Amendment No. 3 (this “Amendment”) to Research Solutions, Inc. 2017 Omnibus Incentive Plan (as amended to date, the “2017 Plan”), is effective as of November 18, 2021, by action of the Board of Directors and the Stockholders of Research Solutions, Inc., a Nevada corporation (the “Company”). All undefined terms used herein shall have the meaning set forth in the 2017 Plan.

1.	Section 3.1(a) of the 2017 Plan is hereby amended and restated in its entirety to read as follows:

“(a)  Subject to adjustment as provided in Section 12.2, a total of 6,874,513 Shares shall be authorized for grant under the Plan (the “Maximum Plan Shares”). Any Shares that are subject to Awards shall be counted against this limit as one (1) Share for every one (1) Share granted.”

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of the Company on September 23, 2021.

Executed as of November 18, 2021	RESEARCH SOLUTIONS, INC.

By:
Roy W. Olivier
Interim Chief Executive Officer and President

RESEARCH SOLUTIONS, INC.

November 18, 2021

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

1. TO ELECT THE FOLLOWING FIVE NOMINEES AS DIRECTORS:

JOHN REGAZZI             EUGENE ROBIN              PETER              VICTOR DERYCZ

GENERAL MERRILL MCPEAK           ROY W. OLIVIER

_______ FOR NOMINEES LISTED (EXCEPT AS MARKED TO THE CONTRARY BELOW)

_______ WITHHELD

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:)

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The undersigned hereby confer(s) upon the Proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

2. TO RATIFY THE APPOINTMENT OF WEINBERG & COMPANY, P.A., AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

____ FOR ____ AGAINST ____ ABSTAIN

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF RESEARCH SOLUTIONS, INC.

The undersigned revokes any other proxy to vote at the Annual Meeting of Stockholders and hereby ratifies and confirms all that the Proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said Proxies are authorized to vote in accordance with their best judgment.

This proxy will be voted in accordance with the instructions set forth above. Where a vote is not specified, the proxies will vote the shares represented by the proxy “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2, 3 and 4, and as said proxy shall deem advisable on such other business as may come before the Annual Meeting of Stockholders, unless otherwise directed.

3. TO APPROVE AN AMENDMENT TO THE RESEARCH SOLUTIONS, INC. 2017 OMNIBUS INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED PURSUANT TO AWARDS GRANTED THEREUNDER FROM 3,374,513 TO 6,874,513.

____ FOR ____ AGAINST ____ ABSTAIN

4. TO HOLD AN ADVISORY VOTE APPROVING THE FOLLOWING RESOLUTION ENDORSING OUR EXECUTIVE COMPENSATION: “RESOLVED, THAT THE STOCKHOLDERS APPROVE THE COMPENSATION OF THE COMPANY’S EXECUTIVES, AS DISCLOSED IN THE COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE IN THE COMPANY’S PROXY STATEMENT FOR THE ANNUAL MEETING.”

____ FOR ____ AGAINST ____ ABSTAIN

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement dated September 30, 2021 relating to the Annual Meeting of Stockholders.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box below and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

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Signature of Stockholder ______________	Date:____________________	Signature of Stockholder________________	Date:____________________

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RESEARCH SOLUTIONS, INC.

Proxy for Annual Meeting of Stockholders

November 18, 2021          11:00 A.M.

The undersigned, a stockholder of Research Solutions, Inc., a Nevada corporation (the “Company”), hereby appoints PETER VICTOR DERYCZ and ROY W. OLIVIER or either of them, the proxies of the undersigned (the “Proxies”), each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on November 18, 2021 at 11:00 A.M., and any postponements or adjournments thereof, and in connection herewith to vote and represent all of the shares of the Company which the undersigned would be entitled to vote as follows:

(Continued and to be signed on the reverse side)